Exhibit 99.1

Enumeral and Pieris Pharmaceuticals Enter into

License and Transfer Agreement

CAMBRIDGE, Mass.—April 18, 2016—Enumeral Biomedical Holdings, Inc. (OTCQB: ENUM) (“Enumeral” or the “Company”), a biotechnology company focused on discovering and developing novel antibody-based immunotherapies to help the immune system fight cancer and other diseases, today announced that it has entered into a License and Transfer Agreement (the “License Agreement”) with Pieris Pharmaceuticals, Inc. and Pieris Pharmaceuticals GmbH (collectively, “Pieris”).

Pursuant to the terms and conditions of the License Agreement, Pieris is licensing from Enumeral specified intellectual property related to Enumeral’s anti-PD-1 antibody program ENUM 388D4 for the potential development and commercialization by Pieris of novel multispecific therapeutic proteins comprising fusion proteins based on Pieris’ Anticalins® class of therapeutic proteins and Enumeral antibodies in the field of oncology.

Under the License Agreement, Pieris has agreed to pay Enumeral a $250,000 initial license fee, and Enumeral is providing Pieris with sequence and related information for Enumeral’s 388D4 family of anti-PD-1 antibodies. The License Agreement provides that Pieris may continue the license by paying Enumeral an additional maintenance fee in the amount of $750,000 by May 31, 2016. In the event that Pieris does not pay this maintenance fee by May 31, 2016, the License Agreement expires and the license granted thereunder automatically terminates.

If Pieris elects to continue the license and pays Enumeral the maintenance fee, the License Agreement provides that Pieris shall also receive a twelve-month option to license Enumeral intellectual property related to an additional antibody program on the same terms and conditions as for the ENUM 388D4 family of anti-PD-1 antibodies (the “Subsequent Option”). The antibody subject to the Subsequent Option will be selected by Pieris from a specified list of antibodies owned by Enumeral. In the event that Pieris exercises the Subsequent Option, Pieris will pay Enumeral an additional undisclosed license fee.

The terms of the License Agreement provide for Pieris to pay Enumeral development milestones of up to an aggregate of $37.8 million upon the achievement of specified events, as well as net sales milestone payments of up to an aggregate of $67.5 million upon the achievement of specified net sales thresholds. Under the License Agreement, Pieris also agrees to pay Enumeral royalties in the low-to-lower middle single digits as a percentage of net sales depending on the amount of net sales in the applicable years. In the event that Pieris licenses an additional antibody pursuant to the Subsequent Option, any resulting fusion protein products will be subject to additional royalties and development and sales milestones in the same amounts applicable to the fusion proteins linking PD-1 and Anticalins under the initial license.

“We are excited that Pieris has decided to work with our antibody sequences, and we are encouraged that these sequences could become part of a novel class of therapeutic based on Pieris’ Anticalin platform,” said Cokey Nguyen, Ph.D., Enumeral’s Vice President of Research and Development. “Enumeral has been able to generate antibodies using our proprietary platform technology in a very efficient manner, and this transaction is further validation of the Enumeral approach. We look forward to working with Pieris as we pursue our mutual interests under the License Agreement.”

“Gaining access to Enumeral’s valuable PD-1 antibody IP not only enables Pieris to leverage its antibody-Anticalin multispecifics capabilities with a cornerstone immune checkpoint inhibitor, but also brings a high level of intra-pipeline synergy, including with Pieris’ lead CD137 bispecific immune costimulator candidate PRS-343,” commented Pieris President and CEO, Stephen S. Yoder. “This license gives Pieris an opportunity to independently develop anti-PD-1 antibody-Anticalin multispecific immune checkpoint inhibitors as next generation cancer immunotherapeutics.”

About Enumeral

Enumeral is a biopharmaceutical company discovering and developing novel antibody immunotherapies that help the immune system fight cancer and other diseases. The Company is building a pipeline focused on next-generation checkpoint modulators, with initial targets including PD-1, TIM-3, LAG-3, OX40, and VISTA. In developing these agents, Enumeral’s researchers apply a proprietary immune profiling technology platform that measures functioning of the human immune system at the level of individual cells, providing key insights for candidate selection and validation. For more information on Enumeral, please visit www.enumeral.com.

About Pieris

Pieris Pharmaceuticals is a clinical-stage biotechnology company that discovers and develops Anticalin-based drugs to target validated disease pathways in a unique and transformative way. Pieris’ pipeline includes immuno-oncology multi-specifics tailored for the tumor micro-environment, an inhaled Anticalin to treat uncontrolled asthma and a half-life-optimized Anticalin to treat anemia. Proprietary to Pieris, Anticalins are a novel class of protein therapeutics validated in the clinic and by partnerships with leading pharmaceutical companies. Anticalin®, Anticalins® are registered trademarks of Pieris. For more information, visit www.pieris.com.

Forward Looking Statements Disclosure

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements reflect current beliefs of Enumeral Biomedical Holdings, Inc. (“Enumeral”) with respect to future events and involve known and unknown risks, uncertainties, and other factors affecting operations, market growth, Enumeral’s stock price, services, products and licenses. No assurances can be given regarding the achievement of future results, and although Enumeral believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, actual results may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, performance or achievements, or industry results to differ materially from those contemplated by such forward-looking statements include, among others, the risks that (a) Enumeral’s expectations regarding market acceptance of the Company’s business in general and the Company’s ability to penetrate the antibody discovery and development fields in particular, as well as the timing of such acceptance, (b) Enumeral’s ability to attract and retain management with experience in biotechnology and antibody discovery and similar emerging technologies, (c) the scope, validity and enforceability of Enumeral’s and third party intellectual property rights, (d) Enumeral’s ability to raise capital when needed and on acceptable terms and conditions, (e) Enumeral’s ability to comply with governmental regulation, (f) the intensity of competition, (g) changes in the political and regulatory environment and in business and fiscal conditions in the United States and overseas and (h) general economic conditions.

More detailed information about Enumeral and risk factors that may affect the realization of forward-looking statements, including forward-looking statements in this press release, is set forth in Enumeral’s filings with the Securities and Exchange Commission. Enumeral urges investors and security holders to read those documents free of charge at the Commission’s website at http://www.sec.gov. Forward-looking statements speak only as to the date they are made, and except for any obligation under the U.S. federal securities laws, Enumeral undertakes no obligation to publicly update any forward-looking statement as a result of new information, future events or otherwise.

Contact

Enumeral Biomedical Holdings, Inc.
Kevin Sarney, (617) 945-9146
kevin@enumeral.com